SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2010

POLONIA BANCORP
(Exact Name of Registrant as Specified in Its Charter)

United States	0- 52267	41-2224099
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

3993 Huntingdon Pike, 3rd Floor, Huntingdon Valley, Pennsylvania 19006
(Address of principal executive offices) (Zip Code)

(215) 938-8800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 10, 2010, Polonia Bank (“Polonia”), the wholly-owned subsidiary of Polonia Bancorp (the “Company”), assumed certain of the deposits and acquired certain assets of Earthstar Bank, a state chartered bank headquartered in Southampton, Pennsylvania (“Earthstar”), from the Federal Deposit Insurance Corporation (the “FDIC”), as receiver for Earthstar, pursuant to the terms of the Purchase and Assumption Agreement – Whole Bank; All Deposits, dated December 10, 2010, by and among the FDIC, as receiver, Polonia and the FDIC (the “Agreement”).

Polonia acquired approximately $57 million in assets, including approximately $46 million in loans (comprised primarily of single-family residential and home equity loans (“Single-Family Loans”) and commercial business and commercial real estate loans (“Commercial Loans”)), and approximately $11 million in investment securities.  Polonia also assumed approximately $90 million in deposits.

The deposits were acquired without a premium and certain loans were acquired at a discount to Earthstar’s historic book value, subject to customary adjustments.  The terms of the Agreement provide for the FDIC to indemnify Polonia against claims with respect to liabilities and assets of Earthstar or any of its affiliates not assumed or otherwise purchased by Polonia and with respect to certain other claims by third parties.

All of Earthstar’s four banking offices located in Southampton and Philadelphia, Pennsylvania have reopened as branches of Polonia.  The physical branch locations and leases were not immediately acquired by Polonia. Polonia has an option, exercisable for 90 days, to acquire, at fair market value, any bank premises that were owned by, or any leases relating to bank premises held by, Earthstar. Polonia is currently reviewing the bank premises and related leases of Earthstar.

Loss Sharing Arrangements

In connection with the transaction, Polonia entered into loss sharing agreements with the FDIC that collectively cover all of the loans Polonia is acquiring (referred to collectively as “covered assets”). Certain other assets of Earthstar were acquired by Polonia that are not covered by loss sharing agreements with the FDIC. These assets include approximately $11 million of investment securities purchased at fair market value.

Pursuant to the terms of the loss sharing agreements, the FDIC’s obligation to reimburse Polonia for losses with respect to covered assets begins with the first dollar of loss incurred. The FDIC will reimburse Polonia for 80% of losses with respect to covered assets. Polonia will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC paid Polonia 80% reimbursement under the loss sharing agreements.  The loss sharing agreements applicable to the Single-Family Loans provides for FDIC loss sharing and Polonia reimbursement to the FDIC for ten years. The loss sharing agreement applicable to the Commercial Loans provides for FDIC loss sharing for five years and Polonia reimbursement to the FDIC for eight years, in each case, on the same terms and conditions as described above.

The above reimbursable losses and recoveries are based on the book value of the relevant loans as determined by the FDIC as of the effective date of the transaction. The amount that Polonia realizes on these assets could differ materially from the carrying value that will be reflected in any financial statements, based upon the timing and amount of collections and recoveries on the covered assets in future periods.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.01.

Item 8.01. Other Events.

On July 23, 2010, the Company announced that its Board of Directors had approved the repurchase for up to 67,032 shares of the Company’s outstanding common stock held by persons other than Polonia MHC through a Rule 10b5-1 repurchase plan.  That repurchase plan will be suspended as a result of the Earthstar transaction.  A press release announcing the suspension of the repurchase plan is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)
Financial Statements of Business Acquired

To the extent that financial statements are required by this Item, such financial statements will be filed in an amendment to this Form 8-K no later than February 25, 2011.

(b)
Pro Forma Financial Information

To the extent that pro forma financial information is required by this Item, such information will be filed in an amendment to this Form 8-K no later than February 25, 2011.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release announcing the Acquisition, dated December 10, 2010
99.2	Press Release announcing the suspension of the stock repurchase plan, dated December 15, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 15, 2010	By: /s/ Paul D. Rutkowski
Paul D. Rutkowski
Chief Financial Officer and Treasurer